Exhibit 10.9
(English Translation)

WORKSHOP LEASE

Lessor: Dalian Yilong Zhongkuang Machine Manufacturing Co. Ltd

Address: Yongfeng Village, Fuzhou Town, Wafangdian City.

Corporate Representative:                        Zhang, Chunmao

Lessee:   Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

Address: 26 Gaoneng Street, High-Tech Technological and IndustrialGarden of Dalian City

Corporate Representative:                        Wang, Lixin

Under the principle of Reciprocal Benefit, both parties have negotiated and hereby enter the following provisions, agreeing to abide together:

Article One:                       Workshop

Lessor is to let the workshop in the area 2,500 square meters at the address of Yongfeng Village, Fuzhou Town, Wafangdian City with the Deed number Liao Chen Gui Bian Di 023078 to Lessee for commerical use.  The workshop is equipped with one Bridge Crane in capacity of 32/5 tons and one Crane Arm in capacity of 10 tons for the use of Lessee.  At the same time Lessor shall confer the right of use of land in thirteen acres land, including all of the buildings on the ground to Lessee.

For details of the aforementioned buildings and equipments please see the List. For the land please see the geographical survey.

Article Two                        Term of Lease

The term of lease is five years, starting from November 11, 2008 to October 31, 2013.  The lease automatically is terminated at the end of the lease.  Lessee shall have right of “first refusal” when applying for renewal.

Article Three                     Delivery of Premise

1.           Lessor is agreed to deliver the workshop and the affixed equipments to Lessee before October 1, 2008.

2.           Lessee shall not renovate or change the structure of the premise without firstly obtaining a written approval from Lessor.  Once a written approval is grant, any cost and expense to the renovation, including the materials, labor and the construction by the lessee shall is on its own.

Article Four                       Rent and Payment

1.           the Annual Rent is  RMB 460,000, payable semi-annually.

2.           Payment: Immediate after the day of this contract signed, Lessee shall pay RMB 100,000 as the deposit, which shall become the first semi-annual rent after lessee is in possession of the premise.  Thereafter, the semi-annual rent shall be payable on or before the Octorber 15th and April 15th of each year.

3.           The lessee shall issue invoice and pay the Invoice Tax  on its own.

Article Five                        Intended Use of the Leased Workshop

The leased workshop is intended for commercial production only. Lessee shall not change the use for any other than the intended use. Any illegal activity is prohibited.

Article Six                          Duties of Lessee

1.           Lessee shall abide with the State policy, law, regulations and rules when operating its business. Lessee shall legally use the premise.

2.           At the end of the lease, lessee shall maintain the workshop, the affixed equipments and the other facilities in good condition, except for any damage resulting from the Force Majeure.

3.           The cost and expense incurred from the maintenance, repair and inspection within term of lease shall be bored on Lessee.

4.           The cost and expense incurred from water, electricity and the maintenance of doors and windows within the term of lease shall be bored on Lessee.

Article Seven                     Duties of Lessor

1.           Conditioning on the Lessee’s compliance with the lease within the terms of lease, Lessor shall provide lessee with absolute enjoyment of occupancy for lessee’s normal use of premise. Lessor guarantees its good title of the premise, not subject to any claim from a third party.

2.           Lessor shall satisfy the lessee’s requirement for facilities of water and power.

3.           Lessor shall provide certificate of inspection after the completion of workshop (including project quality, environmental protection inspection, fire department inspection, certificate of deed and etc.)

4.           Lessor guarantees that it will not transfer, mortgage the premise or conduct any other transition which shall affect the Lessee’s use of premise, nor it will cause the foreclosure or restraint to the premise or equipments as a result of its own debts.

5.           The cost and expense incurred from the maintenance of premise shall be bore on Lessor.

Article Eight                      Breach of Contract

1.           Lessor’s Liability

(1)           For any relocation or business transferring due to the government zoning or state action which results in the impossibility of performance, both parties shall rescind the lease; Lessor shall only charge the rent at daily rate for actual use and is not liable for any other damage to Lessee. But Lessee is entitled to any compensation from the government or the commercial developer.

(2) For Lessor’s breach of contract by repossessing the premise prior to the end of lease, or any other breaches, 50% of the total rent shall be imposed as liquidated damage to Lessee. If such is incapable of compensating the loss of Lessee, Lessor shall provide continue to provide compensation until the loss of Lessee is fully recovered.

(3) For any late delivery of premise, a daily penalty equivalent to o.1% of the annual rent will be imposed. Any late delivery exceeding 30 days is deemed fundamental breach, which shall result in 20% of the annual rent penalty payable to Lessee.

2.	Liability of Lessee

(1)  During the term of lease, any following conducts of Lessee shall entitle Lessor for termination the contract, repossession the premise and a fine equivalent to 50% of the leased rent from Lessee. If such fine is incapable of compensating the loss of Lessor, Lessee shall provide other compensation until the loss of Lessee is fully recovered.

a)	Assign, sublet or transfer the premise to third party without obtaining a written approval from Lessor;

b)	Change the structure of premise or damage the premise without obtaining a written approval from Lessor;

c)	Change the intended use of lease or conduct in any illegal activity;

(2) During the term of lease, any late payment against the provision of this contract shall result in a daily penalty equivalent to 0.1% of such payment.

(3) If Lessee breaches contract by early termination, recession, or any other conducts in violation of lease, 50% of the total rent shall be imposed as liquidated damage to Lessor. If such is incapable of compensating the loss of Lessor, Lessee shall continue to provide compensation until the loss of Lessor is fully recovered.

Article Nine

Any disputes during the term of contract shall be resolved through parties’ negotiation, if failed, shall be resorted to the People’s court.

Article Ten

This contract takes effect after it is signed and sealed by the corporate representatives of each party. This contract has four original copies, two held by each party.

Lessor: Dalian Yilong Zhongkuang Machine Manufacture Co. Ltd
Lessee: Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

Seal in red Dalian Yilong Zhongkuang Machine Manufacture Co. Ltd
Seal in red Dalian ZhongKuang Equipment Manufacturing Co., Ltd

Signature of Authorized Agent	Signature of Authorized Agent
/s/ Wang, Yi Long	/s/ Wang, Yi Sheng

September 25, 2008	September 25, 2008